EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

ClearOne Communications Hong Kong, Limited
ClearOne Communications Limited UK
Gentner Communications, Ltd. - Ireland
Gentner Ventures, Inc.
E.mergent, Inc.